EXHIBIT 21

                                  SUBSIDIARIES

                                               PERCENTAGE          STATE OF
SUBSIDIARIES (1)                                  OWNED          INCORPORATION
----------------                               ----------        -------------

Ameriana Bank and Trust of Indiana (2)            100%           United States

Indiana Title Insurance Company (2)               100%           Indiana

Ameriana Insurance Agency, Inc. (2)               100%           Indiana

Ameriana Financial Services, Inc. (3)             100%           Indiana

Family Financial Life Insurance Company (4)        14%           Louisiana

Deer Park Service Corporation (2)                 100%           Ohio

_____________
(1) Operations of the Company's wholly-owned direct subsidiaries, Ameriana Bank and Trust of Indiana, Ameriana Insurance Agency, Inc. and Indiana Title Insurance Company, and Ameriana Bank and Trust of Indiana's wholly-owned subsidiary, Ameriana Financial Services, Inc., are included in the Company's consolidated financial statements attached as an exhibit to the Annual Report.
(2)  First-tier subsidiary of the Company.
(3) Second-tier subsidiary of the Company 100% owned by Ameriana Bank and Trust of Indiana, a first-tier subsidiary of the Company.
(4) Third-tier subsidiary of the Company 1/7th owned through stock investment and less than 1/7th owned through partnership interests of Ameriana Financial Services, Inc., a second-tier subsidiary of the Company 100% owned by Ameriana Bank and Trust of Indiana, a first-tier subsidiary of the Company.